Exhibit 99.1

DERMTECH REPORTS FOURTH-QUARTER 2023 FINANCIAL RESULTS

-Average selling price (ASP) for the DermTech Melanoma Test (DMT) increased 55 percent year-over-year
-Test revenue increased 38 percent versus the fourth quarter of 2022
-Estimated cash runway into the first quarter of 2025

SAN DIEGO – February 29, 2024 – DermTech, Inc. (NASDAQ: DMTK) (DermTech or the Company), a leader in precision dermatology enabled by a non-invasive skin genomics technology, today reported its fourth-quarter 2023 financial results.

“We reported sustained improvement in many of our key performance indicators during the second half of last year and will continue emphasizing average selling price (ASP) and revenue growth in 2024,” said Bret Christensen, CEO, DermTech. “We’ve aligned our commercial effort with the aim to maximize revenue by focusing on existing customers and reimbursed tests. We expanded our Medicare proportion of billable samples from 23 percent to an all-time record high of 28 percent in the last three quarters.”

Christensen continued, “We’ve also delivered on our commitment to find additional operating efficiencies and being diligent with the allocation of our resources. We now plan to achieve approximately $40 million in annualized total operating expense reductions compared to 2022, as a result of our restructuring actions during the last several months.”

Christensen concluded, “We have a great technology that can significantly enhance the standard of care for evaluating melanoma, while also lowering healthcare costs and providing a better patient experience. We continue to be inspired by the patient stories we often hear where we’ve made a significant difference in their lives.”

Fourth-Quarter 2023 Financial Results

•Billable sample volume declined 11 percent from the fourth quarter of 2022 to approximately 15,580.
•Test revenue was $3.7 million, up 38 percent from the fourth quarter of 2022, primarily due to a higher ASP for the DMT.
•Total revenue was $3.9 million, a 31 percent increase from the fourth quarter of 2022, driven by higher test revenue.

•Cost of test revenue was $3.4 million, a 4 percent increase from the fourth quarter of 2022, yielding a test gross margin of 7 percent, compared to negative 22 percent for the fourth quarter of 2022. Cost of test revenue increased primarily because of higher infrastructure costs related to the Company’s new facility.
•Sales and marketing expenses were $8.4 million, a 38 percent decrease from the fourth quarter of 2022. The decrease was primarily attributable to lower employee-related and marketing expenditures.
•Research and development expenses were $3.3 million, a 34 percent decrease from the fourth quarter of 2022, largely due to lower employee-related and lab supplies costs.
•General and administrative expenses were $8.4 million, a 14 percent decrease from the fourth quarter of 2022. The decrease was driven primarily by lower employee-related costs, offset by higher infrastructure costs related to the Company’s new facility.
•Net loss was $19.1 million, or ($0.56) per share, which included $3.2 million of non-cash stock-based compensation expense, as compared to $28.2 million, or ($0.93) per share, for the fourth quarter of 2022, which included $5.3 million of non-cash stock-based compensation expense.
•Cash, cash equivalents, restricted cash and short-term marketable securities were $59.3 million as of December 31, 2023. DermTech believes it should have sufficient cash resources to fund its planned operations into the first quarter of 2025, not to exceed 12 months from the February 29, 2024 filing date of the Company’s Form 10-K.
Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 5:00 p.m. ET on Thursday, February 29, 2024. For participants interested in asking questions during the teleconference, please register. After registering for the event, a confirmation e-mail will be sent with a meeting invitation and access information. Registration is open during the live teleconference, but advance registration is advised. For participants interested in listening only, please register for the webcast. For those unable to participate in the live call and webcast, a webcast replay will be available on the Company’s website shortly after the conclusion of the call.
About DermTech

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics technology. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected using its Smart StickersTM. DermTech develops and markets products that facilitate the assessment of melanoma. For additional information, please visit www.dermtech.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” ”aim,” “runway,” "outlook," “anticipate,” “intend,” “plan,” “strive," “may,” “will,” “sustain,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost- effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products; expectations regarding DermTech’s potential growth, scale, patient reach, financial outlook, including its cash runway and future financial performance DermTech’s ability to increase its test volume, revenue and the proportion of reimbursed billable tests and control or reduce cost, expenses and cash burn, including as a result of DermTech’s recent restructuring actions; and expectations regarding agreements with or reimbursement or cash collection patterns from government payers (including Medicare) or commercial payers and related billing practices or number of covered lives. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional capital when and as needed or on acceptable terms; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by government payers (including Medicare) and commercial payers; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees and maintain or improve its operating efficiency and reduce operating expenses; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; (9) DermTech’s ability to continue as a going concern and (10) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward- looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com

DERMTECH, INC.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues:
Test revenue	$3,702	$2,692	$14,384	$13,790
Contract revenue	222	302	912	728
Total revenues	3,924	2,994	15,296	14,518
Cost of revenues:
Cost of test revenue	3,431	3,292	14,792	13,702
Cost of contract revenue	53	58	228	169
Total cost of revenues	3,484	3,350	15,020	13,871
Gross (loss) profit	440	(356)	276	647
Operating expenses:
Sales and marketing	8,422	13,598	44,995	58,674
Research and development	3,348	5,097	15,239	24,052
General and administrative	8,422	9,828	43,781	36,086
Total operating expenses	20,192	28,523	104,015	118,812
Loss from operations	(19,752)	(28,879)	(103,739)	(118,165)
Other income:
Interest income, net	660	641	2,846	1,341
Change in fair value of warrant liability	1	15	5	141
Total other income	661	656	2,851	1,482
Net loss	$(19,091)	$(28,223)	$(100,888)	$(116,683)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	34,326,638	30,245,264	32,641,376	30,038,959
Net loss per share of common stock outstanding, basic and diluted	$(0.56)	$(0.93)	$(3.09)	$(3.88)

DERMTECH, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$36,741	$77,757
Short-term marketable securities	19,123	48,411
Accounts receivable	2,584	4,172
Inventory	1,004	1,757
Prepaid expenses and other current assets	2,300	3,940
Total current assets	61,752	136,037
Property and equipment, net	4,988	6,375
Operating lease right-of-use assets	51,722	56,007
Restricted cash	3,468	3,488
Other assets	—	168
Total assets	$121,930	$202,075
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,484	$2,419
Accrued compensation	6,664	7,894
Accrued liabilities	2,017	3,464
Short-term deferred revenue	196	109
Current portion of operating lease liabilities	3,069	1,634
Current portion of finance lease obligations	17	116
Total current liabilities	13,447	15,636
Warrant liability	—	5
Long-term finance lease obligations, less current portion	38	53
Operating lease liabilities, long-term	51,270	54,028
Total liabilities	64,755	69,722
Stockholders’ equity:
Common stock, $0.0001 par value per share; 100,000,000 and 50,000,000 shares authorized as of December 31, 2023 and 2022, respectively; 34,524,677 and 30,297,408 shares issued and outstanding at December 31, 2023 and 2022, respectively	3	3
Additional paid-in capital	480,929	456,171
Accumulated other comprehensive income/(loss)	178	(774)
Accumulated deficit	(423,935)	(323,047)
Total stockholders’ equity	57,175	132,353
Total liabilities and stockholders’ equity	$121,930	$202,075